Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2013, relating to the consolidated financial statements and financial statement schedule of Bally Technologies, Inc., and the effectiveness of Bally Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bally Technologies, Inc. for the year ended June 30, 2013.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 27, 2013